Exhibit 5.1
February 14, 2006
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
               Re:      Registration Statement on Form S-3 filed by Sprint Nextel Corporation
Ladies and Gentlemen:
     We have acted as counsel to Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the proposed issuance of the Company’s guarantees (the “Guarantees”) of the Senior Secured Floating Rate Notes due 2012 (“Floating Rate Notes”) and 10.75% Senior Discount Notes due 2015 (“Discount Notes”) of IWO Holdings, Inc., a Delaware corporation (“IWO”) and subsidiary of the Company, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Floating Rate Notes were issued pursuant to the Indenture, dated as of January 6, 2005, between IWO Escrow Company, the predecessor-in-interest to IWO (“IWO Escrow”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of February 10, 2005, among IWO, the subsidiary guarantors party thereto and the Trustee (collectively, the “Floating Rate Notes Indenture”), and the Discount Notes were issued pursuant to the Indenture, dated as of January 6, 2005, between IWO Escrow and the Trustee, as amended by the Supplemental Indenture, dated as of February 10, 2005, among IWO, the subsidiary guarantors party thereto and the Trustee (collectively, the “Discount Notes Indenture” and collectively with the Floating Rate Notes Indenture, the “Indentures”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary. Based upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Guarantees, when they are executed and delivered in accordance with the terms of the Indentures, will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws from time to time in effect relating to or affecting creditors’ rights and remedies generally and general equitable principles, whether such principles are considered in a proceeding at law or in equity.
     We are not admitted or qualified to practice law in the State of Kansas. Accordingly, in rendering our opinion expressed herein, we have relied solely and without independent investigation upon the opinion of Michael T. Hyde, in-house counsel of the Company, a copy of which has been filed as Exhibit 5.2 to the Registration Statement with respect to matters governed by the laws of the State of Kansas.
     Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion is hereby limited to, the laws of the State of New York. We express no opinion with respect to the law of any other jurisdiction.

Sprint Nextel Corporation

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day